Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-140863) and related Prospectus of The Bank of New York Mellon Corporation for the registration of approximately 1.178 billion shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the consolidated financial statements of The Bank of New York Company, Inc., incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2006, and our report dated February 21, 2007 with respect to The Bank of New York Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Bank of New York Company, Inc. as of December 31, 2006 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
New York, New York

April 16, 2007